Exhibit 2

Appendix 3Y
Change of Director's Interest Notice

Rule 3.19A.2

Appendix 3Y

Change of Director's Interest Notice

Information or documents not available now must be given to ASX as soon as available. Information and documents given to ASX become ASX's property and may be made public.

Introduced 30/9/2001.

Name of entity	Rinker Group Limited

ABN	53 003 433 118

We (the entity) give ASX the following information under listing rule 3.19A.2 and as agent for the director for the purposes of section 205G of the Corporations Act.

Name of Director	John Lindsay Arthur

Date of last notice	17 September 2003

Part 1—Change of director's relevant interests in securities

In the case of a trust, this includes interests in the trust made available by the responsible entity of the trust

Note: In the case of a company, interests which come within paragraph (i) of the definition of "notifiable interest of a director" should be disclosed in this part.

Direct or indirect interest	Indirect

Nature of indirect interest (including registered holder) Note: Provide details of the circumstances giving rise to the relevant interest.	Mr Arthur's interest in the shares is under the Rinker Group Ltd Employee Share Acquisition Plan ("ESAP"). The shares are held by the trustee of ESAP.

Date of change	21 October 2003

No. of securities held prior to change	15,663 held personally (direct interest)*; 2,000 held by Arthur Beneficiary Pty Ltd, a company owned and controlled by Mr Arthur (indirect interest)* 1,772 held under ESAP (indirect interest)
*unchanged

Class	Ordinary

Number acquired	778

Number disposed	—

Value/Consideration Note: If consideration is non-cash, provide details and estimated valuation	$4,986.98

No. of securities held after change	Held personally: 15,663* Held by Arthur Beneficiary Pty Ltd: 2,000* Held under ESAP: 2,550
*unchanged

Nature of change Example: on-market trade, off-market trade, exercise of options, issue of securities under dividend reinvestment plan, participation in buy-back	On market purchase by trustee under ESAP.

Part 2—Change of director's interests in contracts

Note: In the case of a company, interests which come within paragraph (ii) of the definition of "notifiable interest of a director" should be disclosed in this part.

Detail of contract	na

Nature of interest	—

Name of registered holder (if issued securities)	—

Date of change	—

No. and class of securities to which interest related prior to change Note: Details are only required for a contract in relation to which the interest has changed	—

Interest acquired	—

Interest disposed	—

Value/Consideration Note: If consideration is non-cash, provide details and an estimated valuation	—

Interest after change	—